Exhibit 99.2
Philip Morris International Inc.
2020 Third-Quarter Conference Call
October 20, 2020

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2020 third-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons presented on a "like-for-like" basis reflect pro forma 2019 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019. Please also note that growth rates presented on an organic basis for consolidated financial results reflect currency-neutral underlying results and "like-for-like" comparisons, where applicable.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer.

Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call, and those close to you, are safe and well.

Our business delivered an even better than expected performance in the third quarter despite the ongoing circumstances of the pandemic.

Most importantly, the excellent momentum of IQOS continues. HTU volumes have grown 28% year-to-date, with a positive mix effect on our net revenues, where RRPs again made up almost one quarter of our business in Q3. IQOS user acquisition outpaced the prior year quarter to reach an estimated total of 16.4 million users at the end of September.

While still below pre-pandemic levels in most places, our combustible business recorded an improved sequential performance. Underlying industry volumes were better across both developed and emerging markets, reflecting increased consumption occasions. This was notably the case in markets with a significant proportion of daily wage workers, like Indonesia, Mexico and the Philippines. Despite these better industry volumes, Indonesia remains challenging, together with Duty Free. We must also retain a degree of caution around a second wave of the pandemic and its overall economic consequences across all of our markets.

Our operating margins were again significantly ahead in the quarter and on a year-to-date basis, despite the challenges in our Duty-Free business. This reflects the increasing weight and profitability of RRPs, and cost efficiencies.

Our cash generation was also strong with $3.6 billion of operating cash flow in the quarter putting us on track to reach our target of at least $9 billion this year.

(SLIDE 6.)

Turning to the headline numbers, our Q3 net revenues declined by 1.5% on an organic basis, marking a significant improvement from the decline of almost 10% in Q2. While this was somewhat aided by certain timing factors, including the revaluation of distributor inventories in Japan ahead of the October price increase, it nonetheless reflects the continued strength of IQOS combined with a sequential improvement in our combustible business.

Indeed, the positive effect of the shift in our sales mix towards RRPs can be seen in the 6.5% organic increase in net revenue per unit.

Combustible tobacco pricing was 2.1%, reflecting solid pricing in a number of markets, partially offset by timing differences with the prior year, a strong prior year comparison in Turkey and headwinds in Indonesia. These timing differences include the effect of delayed pricing in some instances, such as the Philippines where we took a price increase this month rather than August in 2019.

Given this net revenue decline, we were pleased to deliver such a strong adjusted operating income margin expansion of over 300 basis points, on an organic basis. I will cover this in more detail shortly, noting that we saw a further benefit versus our prior expectations from additional cost efficiencies and some delayed spending in the last month of the quarter.

Adjusted diluted EPS of $1.42 increased by 5.6% excluding currency, better than our prior expectation of a flat organic development. The primary driver was the above cost benefit as well as better industry volumes in Indonesia and the EU Region, where increased mobility coincided with the reopening of hospitality settings and warm weather.

(SLIDE 7.)

I also want to reflect on our strong performance over the first nine months of the year. This was clearly a challenging period, with disruption to many aspects of our operations, including our supply chain and route-to-market.

Our net revenues declined by only 0.9% on an organic basis, an exceptionally resilient performance given these unprecedented headwinds. We estimate that Duty Free and Indonesia alone were a mid-single digit drag on our top line growth. Despite these factors, we saw very good organic progression in our net revenue per unit from the increasing weight of RRPs, and solid pricing in combustibles. Our adjusted operating income margin increased by 260 basis points to deliver 7.4% adjusted diluted EPS growth, all on an organic basis.

(SLIDE 8.)

Let me now go into the drivers of our Q3 margin expansion in more detail, starting with gross margin, which expanded by 180 basis points on an organic basis. This is driven by multiple levers. First, our ongoing transformation is delivering an increasing mix of RRPs in our business. Second is pricing on combustibles.Third, is our focus on overall manufacturing productivity where our focus on efficiency, quality and footprint more than offset the impact of lower combustible volumes.

(SLIDE 9.)

The positive gross margin development was augmented by our focus on SG&A efficiencies, with our total marketing, administration and research costs 140 basis points lower as a percentage of net revenues, on an organic basis. This reflects the ongoing digitalization and simplification of our business processes, including our RRP commercial engine, and more efficient ways of working. There was also a benefit from the timing of certain costs, as I already mentioned.

(SLIDE 10.)

Despite the challenges of 2020, we are today raising our expected full-year adjusted diluted EPS range to between $5.05 and $5.10, reflecting around 5% to 6% organic growth. This excludes an assumed unfavorable currency impact, at prevailing exchange rates, of 32 cents.

As stated in our earnings release, we have also updated certain guidance assumptions. We now expect a total industry decline of 7% to 8%, and a like-for-like decline in total PMI shipment volumes of 8% to 9%, both of which factor in the better Q3 development in the EU, and a smaller expected market decline in Indonesia.

We assume an organic expansion in our adjusted OI margin of around 200 basis points, also reflecting the above factors and ongoing cost efficiencies.

We expect capital expenditures of approximately $0.6 billion and an effective tax rate, excluding discrete items, of 22% to 23%. We also assume no recurrence of national lockdowns in our key international markets in the fourth quarter and remain vigilant with regard to the pandemic, as economic uncertainty remains and localized social restrictions are being tightened in some geographies.

(SLIDE 11.)
Focusing on the fourth quarter, we assume underlying consumption trends should be broadly stable versus a robust Q3. In many markets, including the EU Region and Russia, increased consumer mobility, the opening of hospitality settings, and summer conditions provided a helpful backdrop to our performance.

However, there remains continued pandemic-related uncertainty as we now see localized restrictions tightening in certain countries; with potential impacts on both mobility and economic vitality.

The delay of certain SG&A costs from Q3 will also have an impact on our fourth quarter results. In addition, it's worth noting that while the price increases in Japan took effect on the 1st of October, the majority of the impact this year was realized in the third quarter through the revaluation of distributor inventories.

I should remind you that Q4, 2019 presents a strong base of comparison. This is notably due to pricing in Indonesia ahead of the January 2020 excise tax increase and an exceptional share gain in Saudi Arabia due to market disruption ahead of new plain packaging requirements.

As such, while we expect around 5% to 6% organic EPS growth for the year, we expect the organic progression to be flat to modestly negative in the fourth quarter, excluding 4 cents of estimated unfavorable currency.

(SLIDE 12.)

I will now cover our third quarter performance in more detail. As with net revenues, our combustible shipment volumes sequentially improved, albeit the year-over-year decline remains greater than historic averages. This was supported by better industry trends in all Regions. Conversely, our HTU shipment volumes continued to grow strongly to reach a record 19 billion units -- driven by the EU Region, Japan and Russia.

I also want to touch on the year-on-year inventory movements in the quarter which negatively impacted our shipments on both cigarettes and HTUs vis-a-vis consumer offtake. The reversal of trade build-ups in H1 in markets like Germany and Russia was one contributing factor. Specifically for Japan, there were reductions in distributor inventories in Q3, following increases in both Q1 and Q2 of this year in anticipation of retail and consumer loading before the October tax-driven price increase. As such our shipments in the quarter were less than our in-market sales volumes.

Importantly, inventories for cigarettes and HTUs in Japan are now aligned to the expected market size following the price increase. The main positive impact of the price increase on our Q3 results was the revaluation of distributor inventories.

(SLIDE 13.)

This strong performance from IQOS means that heated tobacco units made up over 10% of our total shipment volume in the first nine months of the year, as compared to approximately 8% in 2019, and 5% in 2018. We continue to expect this proportion to grow over time as the positive momentum on RRPs continues, and remain well on track to achieve our target of 90-100 billion units in 2021.

(SLIDE 14.)

Our mission is to grow the RRP category globally and transform the mix of our business. With $4.9 billion in sales year-to-date, RRPs are now approaching one quarter of our total net revenues. Indeed, while this percentage was just over 23% in the quarter, if we were to adjust for inventory movements, Q3 would have almost reached 25%. IQOS devices accounted for approximately 8% of RRP net revenues year-to-date, mainly due to a naturally lower ratio of new users to existing users, longer replacement cycles and geographic mix, particularly in the third quarter. In some geographies we still sell a substantial amount of the lower-priced original IQOS 2.4+ device, and we have now introduced lil SOLID in Eastern Europe.

(SLIDE 15.)

The East Asia & Australia Region provides an illustration of RRPs operating at scale and is on track to deliver over half its revenues from RRPs this year.

While the investment phase of building commercial infrastructure can weigh on margins as scale is built, the strong margin expansion over recent years shows how powerful scale and experience in RRP can be, as investments start to pay back and the commercial approach is optimized.

(SLIDE 16.)

Focusing now on our total international market share, the developments were very positive for the bulk of our business. Before the impact of Duty Free cigarettes and Indonesia, our share increased by 0.4 points. This was driven by higher share for heated tobacco units, which increased by 0.8 points to reach 3.1%, only partly offset by lower share for cigarettes.

In markets where IQOS has a meaningful presence, our share increased with few exceptions. It follows that our combined market share increased in the EU Region, Japan and Russia.

(SLIDE 17.)

However, our total international market share was negatively impacted by Duty Free, where our share is higher than the PMI average, resulting in only partial recapture of volumes in other markets; and by Indonesia - which I will come back to separately.

It's also true that in many markets, Marlboro over-indexes to social consumption occasions, which are naturally lower during COVID-related restrictions. While the easing of measures is uneven across markets, we saw aggregate Marlboro share start to recover sequentially in the quarter.

(SLIDE 18.)

I turn now to Indonesia. While the challenges related to the excise tax structure remain, underlying consumer trends improved in the quarter. Industry volumes declined by 6% excluding trade inventory movements, a notable improvement from the 22% decline in Q2. This primarily reflects a recovery in daily consumption from depressed levels as confinements eased. Given the continued rise in COVID cases and the possibility of more localized restrictions, such as those temporarily introduced in Jakarta last month, we do not assume significant further improvement in the fourth quarter. However, reflecting the better third-quarter industry volumes and exit rate, we now expect the total industry decline on a shipment basis to be around 11% for the full year, versus 15% previously.

While a smaller industry decline has a commensurate effect on our volumes, our market share remains under pressure - despite improved performance from the higher margin A Mild, Dji Sam Soe Magnum and SKT brands. This is due to the same dynamics mentioned last quarter.

(SLIDE 19.)

Most notably, the growth of tax-advantaged 'below tier one' brands continues, as tax-driven pricing and the pandemic have increased downtrading. To illustrate this issue, the tax per stick on our tier one A Mild brand is more than 60% higher than on a comparable tier two kretek brand, with a similar resulting difference in the retail selling price.

With the segment now at 26% of the market, this represents a serious and growing threat to state excise revenues and a diminished return on this year's tax increase. The correction of volume-based tax tiers remains urgent. We are hopeful that the government will take steps over time to ensure more predictability in tax revenues and a level playing field by reforming the multi-tier excise structure.

The process of minimum selling price implementation also continues to progress slowly, hampered by the pandemic; full enforcement may not be complete until the end of the year, at the earliest.

(SLIDE 20.)

I move now to our RRP performance. We estimate that there were 16.4 million total IQOS users as of September 30. This represents the addition of around 1.1 million adult users since the end of the second quarter and over 4 million since the same time last year, with more users added in both Q3 and year-to-date than the corresponding periods in 2019. This is an exceptional achievement given the circumstances, where our accelerated pivot to digital and remote engagement is paying dividends.

We further estimate that 72% of this total -- or 11.7 million adult smokers -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

This again reflects widespread user growth momentum across all key IQOS geographies, including Japan, the EU Region and Russia. As our user base expands in markets like Japan and Russia we are increasingly enriching our offer and segmenting the market with new products and more price points. We plan to bring more exciting innovation from IQOS in the coming quarters.

We are also optimistic that the FDA's granting of Modified Risk Tobacco Product reduced exposure orders for a version of IQOS will contribute over time to better understanding of the heated tobacco category, and the benefits of switching to IQOS compared to continued smoking.

(SLIDE 21.)

The success of IQOS in global key cities, where our commercial strategy typically has a strong initial focus, serves as a useful indicator for national share growth potential. In many such cities across a wide range of markets, our share is now well into double-digits, and still growing. This provides an excellent base from which to further grow our RRP business as we innovate and broaden the IQOS offer.

(SLIDE 22.)

In the EU Region, we added a further 0.4 million IQOS users in the third quarter to reach 4.7 million, a continuation of recent strong performance. While most adult menthol smokers have switched to non-menthol cigarettes since the ban in May, we have seen some incremental switching to RRPs over the May-September period and continue to see further opportunities to convert these consumers.

Third-quarter share for HEETS reached 3.9% of total cigarette and HTU industry volume. This was in line with Q2, 2020 but sequentially increased by 0.1 point when adjusted for estimated retailer inventory movements and consumer pantry loading effects. Sequential IMS growth, also on an adjusted basis, was 16%. This reflects strong absolute growth in Italy and Poland. It also includes further progress in Spain and in the UK where both national and London offtake share continue to grow, with the latter exceeding 3% in September. I also refer you to the appendix where we show shares for key EU markets.

(SLIDE 23.)

IQOS continued its strong performance in Russia, with our HTU share up by 1.8 points to reach 5.8%. On a sequential basis versus the second quarter of 2020, share decreased by 0.2 points, reflecting a cigarette market which grew 6% on the same basis, aided by seasonality of consumption and lower illicit prevalence. Sequential HTU in-market sales, adjusted for trade inventory movements, increased by more than 9%. With the introduction of HEETS Creations in Q1, 2020 and Fiit consumables for lil SOLID this quarter, we now have a price-tiered portfolio to cater to a broader range of adult smokers across the socio-economic spectrum.

(SLIDE 24.)

In Japan, our total reported share for heated tobacco units reached 20.5% in the third quarter, supported by line extensions for both Marlboro HeatSticks and HEETS such as the recent launch of Marlboro Black Menthol. IQOS users grew to an estimated total of 6.0 million, of which an estimated 4.4 million have stopped smoking and switched to IQOS.

On a total tobacco basis including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 2.6 points versus the prior year quarter, and by 0.2 points sequentially, to 18.9%.

Q3, 2020 adjusted in-market sales volumes for our HTU brands grew 7.3% sequentially. The overall heated tobacco category continues to grow, with the large majority of this growth driven by IQOS, and now makes up almost 26% of the total tobacco market.

(SLIDE 25.)

In addition to strong growth in existing markets, the geographic expansion of IQOS continues. We leveraged our digital capabilities to launch in 4 new emerging markets: Costa Rica, Georgia, Jordan and the Philippines. This takes the total number of markets where IQOS is available for sale to 61, of which over half are outside the OECD. The launch in the Philippines was initiated digitally before adding retail touchpoints and is focused on Metro Manila where consumer purchasing power is higher. While the geographic scope is limited, we are encouraged by progress so far.

(SLIDE 26.)

We have also now started the commercialization of IQOS VEEV, our new e-vapor product which was launched in New Zealand during the quarter. Initial adult consumer feedback is positive, and we plan to roll out to further markets in Q4 and 2021. The commercial infrastructure of IQOS will allow us to deploy efficiently and at scale. We place great importance on guarding against youth access for all our products. In this category in particular, we will be testing age verification technology in select markets.

(SLIDE 27.)

As part of our mission to build and accelerate the global RRP category, we aim to offer a choice of experiences, formats and price points to adult smokers and consumers of other nicotine products. Our collaboration with KT&G is consistent with this goal, as demonstrated by the first launches of lil products through our IQOS infrastructure.

We introduced the lil SOLID heat-not-burn device and Fiit HTUs in both Russia and Ukraine during the quarter. As we reach shares approaching 15-20% with IQOS in key cities such as Moscow and Kiev and we expand to areas with lower purchasing power, a simple, affordable proposition can play an important complementary role in reaching more adult consumers and maintaining a strong rate of user acquisition. Early results are encouraging with positive feedback from adult users. This means that in both these markets we now have HTU brands at three price points within the heat-not-burn category: super-premium HEETS Creations/Dimensions, premium HEETS and mid-priced Fiit, all of which present attractive margins.

(SLIDE 28.)

We will also shortly be launching the lil HYBRID device, Miix consumables and nicotine-free liquid cartridge in two Japanese prefectures, offering adult consumers a differentiated premium experience which combines the satisfaction and rich flavor of heated tobacco with added sensorial elements.

There is a consumer segment in Japan looking for such an experience, and we believe this will be the best hybrid product available in the market.

(SLIDE 29.)

I want to emphasize the deep alignment of our business with sustainability and ESG objectives, which sit at the core of our mission and strategy.

Our most important ESG issue is the health impact of our products. By innovating with significantly better alternatives, such as IQOS, we have a historic opportunity to substantially reduce this impact by switching adult smokers, who would otherwise continue to smoke, to reduced risk products. Through deploying RRPs at scale we can improve public health and contribute to the Sustainable Development Goals, especially Goal 3: 'Good Health & Well-Being'.

We also have best-in-class practices across a range of central ESG issues, where the other three of our four sustainability pillars are focused.

We believe this provides a unique combination, whereby sustainability is a true driver of innovation and growth. By embedding sustainability into the core of our business, we can create value for our shareholders, and society at large.

(SLIDE 30.)

To conclude, our Q3 results were stronger than expected, and we have raised our full-year guidance to reflect around 5% to 6% organic EPS growth.

We are building a business through RRPs to deliver superior and sustainable growth over the coming years. The continued momentum of IQOS through the challenges of the pandemic demonstrates these structural growth characteristics. We are also committed to maintaining the competitiveness of our combustible business.

We have a number of levers for growth in our top and bottom lines. First, the powerful mix effect of RRPs. Second, pricing, which will remain important for combustibles and, where appropriate, for RRPs. Additionally, efficiencies in our manufacturing and SG&A costs are further levers as we continue to hone our business model.

Moreover, with the launches of the IQOS VEEV and lil products we are broadening and stepping up our product offer and innovation in 2021. You can also expect us to bring further exciting innovation to our IQOS heat-not-burn platform.

As I just mentioned, sustainability and ESG are at the heart of our smoke-free strategy and we continue to work tirelessly to further our mission.

As we all know, there remains continued uncertainty regarding the pandemic, the impact of social restrictions, and their economic aftermath. However, when COVID-related headwinds abate we expect to resume growth consistent with the currency-neutral compound annual growth rates in our 2019-2021 algorithm of at least 5% net revenue growth and at least 8% adjusted diluted EPS growth on an organic basis.

In short we look forward with confidence, and we will expand on these topics further at our next Investor Day, which we plan to hold in early 2021.

(SLIDE 31.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.